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                                                                    EXHIBIT 21.1


                                SUBSIDIARIES LIST


     Blue Harbor Resort Sheboygan, LLC

     GLGB Manager III, LLC

     Great Bear Lodge of Wisconsin Dells, LLC

     Great Lakes Services, LLC

     Great Wolf Capital Trust I

     Great Wolf Kansas SPE, LLC

     Great Wolf Lodge of Chehalis, LLC

     Great Wolf Lodge of Grapevine, LLC

     Great Wolf Lodge of Kansas City, LLC

     Great Wolf Lodge of PKI, LLC

     Great Wolf Lodge of the Poconos, LLC

     Great Wolf Lodge of Traverse City, LLC

     Great Wolf Lodge of Williamsburg, LLC

     Great Wolf TC Development, LLC

     Great Wolf Traverse SPE, LLC

     GWL Development PKI, LLC

     GWL KC Beverage, Inc.

     GWR Michigan, LLC

     GWR OP General Partner, LLC

     GWR Operating Partnership, LLLP

     Mason Family Resorts, LLC

     Niagara Glenview Tent & Trailer Park Company (Nova Scotia)

     Williamsburg Meadows, LLC

     GW Capital Trust II